Exhibit 4(e)

SUPPLEMENTAL INDENTURE

Supplemental Indenture (this “Supplemental Indenture”), dated as of [—], 2009, between Energy Future Holdings Corp. (formerly known as TXU Corp.), a Texas corporation (the “Company”), and The Bank of New York Mellon, as Trustee (formerly known as The Bank of New York) (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of November 1, 2004 (the “Indenture”), and an Officer’s Certificate, dated as of November 26, 2004, providing for the issuance of the Company’s 6.50% Series Q Senior Notes due 2024 (the “Senior Notes”);

WHEREAS, Section 1202 of the Indenture provides that, with the consent of the Holders of a majority in aggregate principal amount of the Securities of all series then Outstanding under the Indenture, considered as one class, by Act of said Holders delivered to the Company and the Trustee, the Company, when authorized by a Board Resolution, and the Trustee may enter into this Supplemental Indenture;

WHEREAS, the Senior Notes are the only Securities Outstanding under the Indenture;

WHEREAS, the Company has solicited consents upon the terms and subject to the conditions set forth in the preliminary prospectus dated October 5, 2009 (as the same may be amended or supplemented from time to time, the “Prospectus”), and in the related Letter of Transmittal and Consent, from each Holder of Senior Notes to the amendments to the Indenture set forth below in Article Two, Article Three, Article Four, Article Five, Article Six and Article Seven of this Supplemental Indenture (the “Proposed Amendments”);

WHEREAS, the Company has received the consents from Holders of not less than a majority in aggregate principal amount of the Senior Notes to effect the Proposed Amendments;

WHEREAS, the Company has delivered to the Trustee an Officer’s Certificate as well as an Opinion of Counsel to the effect that the execution and delivery of this Supplemental Indenture by the Company is authorized or permitted under the Indenture and that all conditions precedent provided for in the Indenture to the execution and delivery of this Supplemental Indenture to be complied with by the Company have been complied with;

WHEREAS, the Company has been authorized by Board Resolution to enter into this Supplemental Indenture;

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture by the Company and to make this Supplemental Indenture valid and binding on the Company have been complied with or have been done or performed; and

WHEREAS, pursuant to Section 1202 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Senior Notes as follows:

ARTICLE ONE

SECTION 1.01. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

ARTICLE TWO

SECTION 2.01. AMENDMENT TO THE TABLE OF CONTENTS. The Table of Contents of the Indenture is amended by deleting the titles to Sections 604, 605, 608 and 815 and inserting in lieu thereof the phrase “[intentionally omitted]”.

ARTICLE THREE

SECTION 3.01. AMENDMENT TO CERTAIN PROVISIONS IN ARTICLE ONE. The following definitions shall be added to Section 101 of the Indenture in the appropriate alphabetical location:

““Permitted Asset Transfer” means (1) the direct or indirect sale, assignment, transfer, conveyance or other disposition (including by way of merger, wind-up or consolidation) or spin-off by dividend of the equity interests of Energy Future Intermediate Holding Company LLC (“EFIH”) such that EFIH is no longer a Subsidiary of the Company (including without limitation a merger of EFIH with and into the Company) or (2) the sale, assignment, transfer, conveyance or other disposition (other than by way of merger, wind-up or consolidation) of all of the equity interests of, and other investments in, Oncor Electric Delivery Holdings Company LLC (“Oncor Holdings”) any subsidiary of or successor to Oncor Holdings (collectively with Oncor Holdings, the “Oncor Subsidiaries”), or any successor to an Oncor Subsidiary, held by EFIH to a Person (other than an Oncor Subsidiary) that shall continue to hold such ownership interests and other investments.”

““TCEH Transfer” means the sale, transfer, disposition or spin-off (including by way of merger, wind-up or consolidation) of (a) the membership interests or other common equity interests of Energy Future Competitive Holdings Company (“EFCH”), Texas Competitive Electric Holdings Company LLC (“TCEH”) or another of the Subsidiaries of the Company that is a “Restricted Subsidiary” under the Company’s indenture relating to its Senior Secured Notes due 2019 that holds all or substantially all of the assets of TCEH and its subsidiaries such that EFCH, TCEH or such other Restricted Subsidiary ceases to be a Subsidiary of the Company or (b) all or substantially all of the assets of TCEH and its subsidiaries, in each case other than any such transfer to another such Restricted Subsidiary.”

ARTICLE FOUR

SECTION 4.01. ELIMINATION OF CERTAIN PROVISIONS IN ARTICLE SIX.

(a) Section 604 of the Indenture is amended by deleting it in its entirety and inserting in lieu thereof the phrase “[intentionally omitted]”.

(b) Section 605 of the Indenture is amended by deleting it in its entirety and inserting in lieu thereof the phrase “[intentionally omitted]”.

(c) Section 608 of the Indenture is amended by deleting it in its entirety and inserting in lieu thereof the phrase “[intentionally omitted]”.

ARTICLE FIVE

SECTION 5.01. ELIMINATION OF CERTAIN PROVISIONS IN ARTICLE EIGHT.

(a) Section 801 of the Indenture is amended by deleting the text of subsections (c) and (f) in their entirety and inserting in lieu thereof the phrase “[intentionally omitted]”.

(b) Section 815 of the Indenture is amended by deleting it in its entirety and inserting in lieu thereof the phrase “[intentionally omitted]”.

ARTICLE SIX

SECTION 6.01. AMENDMENT AND ELIMINATION OF CERTAIN PROVISIONS IN ARTICLE ELEVEN.

(a) Section 1101 of the Indenture is amended by deleting the text of subsections (b) and (c) in their entirety and inserting in lieu thereof the phrase “[intentionally omitted]”.

(b) Section 1101 of the Indenture is further amended by adding the following new sentence at the end of such Section 1101: “It shall be understood that for purposes of the first sentence of this Section 1101 only, (i) a Permitted Asset Transfer shall not constitute the conveyance, transfer or lease of properties and assets of the Company as an entirety or substantially as an entirety and, accordingly, the Company or any of its Subsidiaries may consummate a Permitted Asset Transfer without being subject to the requirements of this Section 1101 and (ii) a TCEH Transfer shall constitute the conveyance, transfer or lease of properties and assets of the Company as an entirety or substantially as an entirety and, accordingly, if the Company or any of its Subsidiaries consummates a TCEH Transfer, it must comply with the requirements of this Section 1101.”

ARTICLE SEVEN

SECTION 7.01. REFERENCES TO DELETED OR AMENDED PROVISIONS. Subject to Section 8.01 hereof, all references in the Indenture and any Senior Note, as amended by Article Two, Article Three, Article Four, Article Five and Article Six hereof, to any of the provisions deleted and eliminated or modified as provided herein, or to terms defined in such provisions, shall also be deemed deleted and eliminated or modified, as the case may be, in accordance with the terms of this Supplemental Indenture. Effective as of the date hereof, none of the Company, the Trustee or other parties to or beneficiaries of the Indenture shall have any rights, obligations or liabilities under such Sections or subsections and such deleted or modified Sections or subsections shall not be considered in determining whether an Event of Default has occurred or whether the Company has observed, performed or complied with the provisions of the Indenture or any Senior Note.

SECTION 7.02. AMENDMENT OF DEFINITIONS. Subject to Section 8.01 hereof, the Indenture is hereby amended by deleting any definitions from the Indenture and any Senior Note with respect to which references would be eliminated as a result of amendments to the Indenture pursuant to Article Two, Article Three, Article Four, Article Five and Article Six.

ARTICLE EIGHT

SECTION 8.01. EFFECTIVENESS OF SUPPLEMENTAL INDENTURE. This Supplemental Indenture shall be effective upon its execution and delivery by the parties hereto. The Amendments set forth in Articles Two through Seven hereof will not become operative until immediately prior to the acceptance for exchange of Senior Notes in accordance with the terms and conditions set forth in the Prospectus.

SECTION 8.02. GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 8.03. FULL Force AND EFFECT. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Upon the execution and delivery of this Supplemental Indenture by the Company and the Trustee, this Supplemental Indenture shall form a part of the Indenture for all purposes, and the Company, the Trustee and every Holder of Senior Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Any and all references to the Indenture, whether within the Indenture or in any notice, certificate or other instrument or document, shall be deemed to include a reference to this Supplemental Indenture (whether or not made), unless the context shall otherwise require.

SECTION 8.04. INDENTURE REMAINS IN FULL FORCE AND EFFECT. Except as supplemented or amended hereby, all provisions in the Indenture shall remain in full force and effect.

SECTION 8.05. INDENTURE AND SUPPLEMENTAL INDENTURE CONSTRUED TOGETHER. This Supplemental Indenture is an indenture supplemental to the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

SECTION 8.06. CONFIRMATION AND PRESERVATION OF INDENTURE. The Indenture as supplemented or amended by this Supplemental Indenture is in all respects confirmed and preserved.

SECTION 8.07. BENEFITS OF SUPPLEMENTAL INDENTURE. Nothing in this Supplemental Indenture, express or implied, shall give to any Person other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Senior Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Senior Notes.

SECTION 8.08. SUCCESSORS. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

SECTION 8.09. THE TRUSTEE. The Trustee shall not be responsible in any manner for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made by the Company.

SECTION 8.10. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 8.11. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 8.12. SEVERABILITY. If any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Supplemental Indenture or the Indenture shall not in any way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

ENERGY FUTURE HOLDINGS CORP.

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name:
Title: